National Rural Utilities Cooperative Finance Corporation Announces Preliminary Results of Exchange Offer

CFC Increases the Exchange Cap to $209,401,000; Total Exchange Consideration Will Be $1,445(1)

DULLES, VA--(Marketwired - May 5, 2014) - National Rural Utilities Cooperative Finance Corporation ("CFC") announced today the expiration of the early participation period and the determination of the total exchange consideration for its previously announced exchange offer to certain eligible holders (the "Exchange Offer") for up to $175 million aggregate principal amount of its 8.00% Medium Term Notes, Series C, due 2032 (the "Old Notes"), for consideration of newly issued 4.023% Collateral Trust Bonds due November 1, 2032 (the "New Bonds") and cash. The New Bonds will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the $379,372,000 aggregate principal amount of 4.023% Collateral Trust Bonds due November 1, 2032 (CUSIP 637432 MS1) that CFC initially issued on October 16, 2012. The complete terms and conditions of the Exchange Offer are set forth in the Offer to Exchange dated April 21, 2014, as amended by CFC's press release dated April 30, 2014 (the "Offering Memorandum"), and the related Letter of Transmittal.

Pursuant to the terms of the Exchange Offer, the Total Exchange Consideration to be received in exchange for each $1,000 principal amount of Old Notes validly tendered and not withdrawn as of 5:00 p.m., New York City time, on May 2, 2014, and accepted for exchange is $1,445(1). This amount will be paid 70% in New Bonds and 30% in cash. The principal amount of New Bonds issued in the Exchange Offer will be calculated using an issue price for the New Bonds of $969.92.

As of 5:00 p.m., New York City time, on May 2, 2014, the Early Participation Date, approximately $209,401,000 million aggregate principal amount of Old Notes have been tendered and not withdrawn pursuant to the Exchange Offer with a Bid Price less than or equal to 1,445(1). The tendered Old Notes exceed the previously announced Exchange Cap of $175,000,000 for the Old Notes. CFC announced that it raised the Exchange Cap for the Old Notes, such that the aggregate amount sought in the Exchange Offer is $209,401,000.

Pursuant to the terms of the Exchange Offer, because the Total Exchange Consideration for Old Notes accepted for exchange will be $1,445(1), all Old Notes validly tendered on or prior to the Early Participation Date and not validly withdrawn with a Bid Price equal to the Total Exchange Consideration, and Old Notes validly tendered after the Early Participation Date and on or prior to the Expiration Date, may be subject to proration as described in the Offering Memorandum.

Withdrawal rights for the Exchange Offer expired at 5:00 p.m., New York City time, on May 2, 2014. The Exchange Offer will expire at 12:00 midnight, New York City time, on May 16, 2014, unless extended.

The New Bonds to be issued in the Exchange Offer have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Therefore, the New Bonds may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

In connection with the Exchange Offer, CFC will enter into a registration rights agreement with respect to the New Bonds.

The Exchange Offer is conditioned upon certain conditions described in the Offering Memorandum. CFC expressly reserves the right, at its sole discretion, subject to applicable law, to terminate the Exchange Offer at any time prior to the Expiration Date. The Exchange Offer is only made, and copies of the documents relating to the Exchange Offer will only be made available, to the eligible holders of Old Notes. An eligible holder is a holder of Old Notes who has certified in an eligibility letter certain matters to CFC, including its status as a "qualified institutional buyer" as defined in Rule 144A under the Securities Act or who is a person other than a "U.S. person" as defined in Rule 902 under the Securities Act ("Eligible Holder"). Documents relating to the Exchange Offer will only be distributed to holders of the Old Notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of the Old Notes that desire a copy of the eligibility letter may contact D.F. King & Co., Inc., the information agent for the Exchange Offer, by calling toll-free (800) 967-4604 or collect (212) 269-5550 (banks and brokerage firms) or by e-mail at NRUCFC@dfking.com.

This press release does not constitute an offer to sell or purchase, or a solicitation of offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Old Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Exchange Offer is being made solely pursuant to the Offering Memorandum and the related Letter of Transmittal made available to eligible holders of the Old Notes.

(1)	Per $1,000 principal amount of Old Notes accepted for exchange. Includes the early participation amount.

Forward-Looking Statements
This press release, including the information incorporated by reference herein, contains forward-looking statements about CFC, including those related to the offering of New Bonds and whether or not CFC will consummate the Exchange Offer. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as "intend," "plan," "may," "should," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity" and similar expressions, whether in the negative or affirmative. All statements about future expectations or projection, including statements about loan volume, the adequacy of the loan loss allowance, operating income and expenses, leverage and debt-to-equity ratios, borrower financial performance, impaired loans, and sources and uses of liquidity, are forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could materially differ. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes including those that could affect our tax status, governmental monetary and fiscal policies, demand for our loan products, lending competition, changes in the quality or composition of our loan portfolio, changes in our ability to access external financing, changes in the credit ratings on our debt, valuation of collateral supporting impaired loans, charges associated with our operation or disposition of foreclosed assets, regulatory and economic conditions in the rural electric industry, non-performance of counterparties to our derivative agreements and the costs and effects of legal or governmental proceedings involving CFC or its members. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect new information, future events or changes in expectations after the date on which the statement is made.

Contact Information

Contacts:
Ling Wang
Banking & Investor Relations
Email Contact
800-424-2954

Brad Captain
Corporate Relations Group
Email Contact
800-424-2954